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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")


                                JagNotes.com Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                Nevada                                   88-0380546
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

     6865 SW 18th Street, Suite B13
          Boca Raton, Florida                              33433
(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the              If this form relates to the
registration of a class of               registration of a class of
securities pursuant to Section 12(b)     securities pursuant to Section 12(g)
of the Exchange Act and is effective     of the Exchange Act and is effective
pursuant to General Instruction          pursuant to General Instruction
A.(c), please check the following        A.(d), please check the following
box. |_|                                 box. |X|


Securities Act registration statement file number to which this form relates:
                                 Not Applicable
                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

      Title of Each Class                  Name of Each Exchange on Which
      to be so Registered                  Each Class is to be Registered
      -------------------                  ------------------------------

         Not Applicable                            Not Applicable

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Securities to be registered pursuant to Section 12(g) of the Exchange Act:

      Title of Each Class                  Name of Each Exchange on Which
      to be so Registered                  Each Class is to be Registered
      -------------------                  ------------------------------

Class A Common Stock, par value                    Not Applicable
$.00001 per share

Series 1 Class B Common Stock,
par value $.00001 per share


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Item 1. Description of Registrant's Securities to be Registered

The Registrant plans to file a Certificate of Amendment of its Articles of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Nevada on April 8, 2001. Upon filing with the Secretary of State, the corporate name of the Registrant will be changed to JAG Media Holdings, Inc. and the Registrant's common stock will be reclassified into shares of Class A common stock and Series 1 Class B common stock which are being registered hereby. The rights, preferences, privileges and restrictions of the Class A common stock and the Series 1 Class B common stock are set forth in full in the form of Certificate of Amendment attached as Exhibit 3.2 hereto and the following description should be read in conjunction with, and is qualified in its entirety by reference to, the Certificate of Amendment. The following description assumes the effectiveness of the Certificate of Amendment.

         General. Except as otherwise required by the laws of the State of Nevada or as otherwise provided in the Registrant's Articles of Incorporation, as amended, each share of Class A common stock will have identical rights, preferences, privileges and restrictions as the Series 1 Class B common stock, except that each full share of Series 1 Class B common stock will be convertible, at the option of the holder, into one share of Class A common stock. In addition, all shares of Series 1 Class B common stock will be redeemable by the Registrant at any time for, at the election of the Registrant's Board of Directors, either (A) an equal number of shares of Class A common stock or (B) equivalent cash value. The Registrant's Board of Directors is also authorized to issue other series of Class B common stock with the designation of each series and their rights, preferences, privileges and restrictions to be determined by the Registrant's Board of Directors. All outstanding shares of Class A common stock and Series 1 Class B common stock, when validly issued, will be fully paid and non-assessable.

         Voting. All shares of Class A common stock will be entitled to one vote on any matter to be voted on by the stockholders of the Registrant. Each share of Series 1 Class B common stock will be entitled to one vote on any matter to be voted on by the stockholders of the Registrant and shall vote together with the Class A common stock, except as provided by law. There is no provision in the Articles of Incorporation, as amended, permitting cumulative. Under the Articles of Incorporation, as amended, and the laws of the State of Nevada, only the affirmative vote of the holders representing a majority of the outstanding voting power of Class A common stock and Series 1 Class B common stock entitled to vote will be required to amend the Articles of Incorporation.

         Dividends and Distributions. Each share of Class A common stock and Series 1 Class B common stock will be equal in respect to dividends and other distributions in cash, stock or property, including distributions in connection with any recapitalization and upon liquidation, dissolution, or winding up of the Registrant.

         Mergers, Consolidations and Liquidation. Each holder of Class A common stock and Series 1 Class B common stock will be entitled to receive an equal amount per share consideration in the event of a merger, consolidation or liquidation.

         Preemptive Rights. None of the Class A common stock or Series 1 Class B common stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Registrant of any class or any other securities convertible into any class of the Registrant's shares.


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         Other Series of Class B Common Stock. The Registrant's Board of
Directors is authorized to issue new series of Class B common stock other than the Series 1 Class B common stock and the terms of any new series of Class B common stock, including dividend rates, conversion prices, voting rights, redemption prices and similar matters, shall be determined by the Registrant's Board of Directors.

         Future Financings and Acquisitions.The Registrant has authorized 155,000,000 shares of Class A common stock and 30,000,000 shares of Class B common stock, of which 3,000,000 shares have been designated as Series 1 Class B common stock. Therefore, the Registrant's Board of Directors may issue additional shares of Class A common stock and Class B common stock, from time to time in the future, for any proper corporate purpose, including public and private equity offerings, convertible debt offerings, stock splits, stock dividends, acquisitions, warrants, stock option plans, and funding of employee benefit plans. No further action or authorization by the Registrant's stockholders would be necessary prior to the issuance of additional shares of Class A common stock or Class B common stock. The future issuance by the Registrant of shares of Class A common stock or Class B common stock may dilute the equity ownership position and the rights, preferences and privileges of existing stockholders. Unissued shares of common stock could be issued in circumstances that would serve to preserve control of the Registrant's existing management.

         Anti-Takeover Effects. No further action or authorization by the Registrant's stockholders would be necessary prior to the issuance of additional shares of Class A common stock or Class B common stock, including a new series of Class B common stock with special voting rights by class or with more than one vote per share, to a "white knight" in order to deter a potential buyer of the Registrant. The future issuance by the Registrant might have the effect of preventing or discouraging an attempt by a party unable to obtain the approval of the Registrant's Board of Directors to take over or otherwise gain control of the Registrant.

         Nasdaq OTC Bulletin Board. The Registrant has requested the NASDAQ Stock Market to qualify the Class A common stock for trading on the Nasdaq OTC Bulletin Board (the "OTCBB"). Commencing on April 9, 2002 only shares of the Registrant's Class A common stock will trade on the OTCBB. The Registrant does not intend to take any action to have the Series 1 Class B common stock qualified for trading on the OTCBB or listed on any exchange.

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Item 2. Exhibits

         The following exhibits are filed as part of this registration statement:

     Exhibit No.     Exhibit Description
     -----------     -------------------

         3.1         Articles of Incorporation of the Registrant*

         3.2 Form of Certificate of Amendment of Articles of Incorporation of the Registrant

         3.3         By-Laws of the Registrant*

         4.1         Form of Class A Common Stock certificate of the Registrant

         4.2         Form of Series 1 Class B Common Stock certificate of the
                     Registrant



*Previously filed with the Commission as an exhibit to Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 30, 1999 and incorporated herein by reference pursuant to Rule 12b-32(a) of the Exchange Act and Rule 102 of Regulation S-T.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       JAGNOTES.COM INC.




Date:  March 25, 2002                  By:  /s/ Gary Valinoti
                                            ------------------------------------
                                            Name:  Gary Valinoti
                                            Title: President and Chief Executive
                                                   Officer